Exhibit 19.1

RARE ELEMENT RESOURCES LTD.
INSIDER TRADING POLICY

As Reviewed and Ratified by the Board of Directors on December 11, 2024

1.	Introduction
A.	Purpose

United States and Canadian federal securities laws seek to ensure that all investors in the publicly traded securities of a company have timely and equal access to Material Information (as defined below) concerning the company when making a decision to buy or sell its securities.

The purpose of this policy is to define the rules and procedures applicable to purchases, sales and other transfers of securities of Rare Element Resources Ltd. (the “Company”) by persons associated with the Company who may possess Material Non-Public Information (as defined below) concerning the Company.

B.	Applicability

This policy applies to all transactions in the securities of the Company by Insiders.  For purposes of this policy, “Insiders” includes (1) members of the Board of Directors (the “Board”) and officers of the Company or its subsidiaries or affiliates, (2) any employee of the Company or its subsidiaries or affiliates, (3) any person in a “special relationship” with the Company, including (i) any advisor, consultant, representative, or independent contractor who knows Material Non-Public Information regarding the Company, (ii) family members of Insiders or other persons living in the same household of an Insider, (iii) persons or companies that engage in, propose to engage in or are considering or evaluating whether to engage in any business or professional activity with the Company, and (4) any additional persons designated by the Company due to their access to Material Non-Public Information.

This policy applies to all transactions in Company Securities (as defined below) beneficially owned by any Insider, including those securities held indirectly through any other person or entity such as a trust, corporation, partnership, or other association.

This policy applies to any and all transactions in the common shares or any other securities (including notes, options and warrants) that the Company or any of its subsidiaries may issue, as well as (i) any obligation to purchase or sell securities of the Company, (ii) any security, the market price of which varies materially with the market price of the securities of the Company, or (iii) any derivative that is related to a security of the Company because the derivative’s market price, value, delivery obligations, payment obligations or settlement obligations are, in a material way, derived from, referenced to or based on the market price, value, delivery obligations, payment obligations or settlement obligations of the security (collectively, “Company Securities”).

This policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity incentive plan so long as the option shares acquired are not sold by the holder, nor does this policy apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  This policy does apply, however, to any sale of common shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.	Individual Responsibility

All Insiders may have access, incidentally or in the course of their work with or at the Company, to information about the financial results and condition, operations or plans of the Company that are not yet known to the public.  It is the duty of each such person not to use this privileged position and the information received as a result thereof for direct or indirect personal gain.  Each Insider is responsible for understanding this policy and following its guidelines.

A copy of this policy will be delivered to all existing directors, officers and employees of the Company as well as to all new directors, officers and employees of the Company upon the commencement of their employment or relationship with the Company.  Upon first receiving a copy of this policy or any revised versions, the recipient must sign an acknowledgement that he or she has read and understands the terms of this policy.  A form of acknowledgement is attached hereto.

3.	General Principles

United States federal and Canadian provincial securities laws and regulations prohibit a person who is in possession of Material Non-Public Information concerning the Company from:

(i)	purchasing, selling or otherwise trading in Company Securities; or
(ii)	advising, “tipping” (i.e., informing another person or entity of Material Non-Public Information, other than when necessary in the course of business, before the information has been generally disclosed) or otherwise assisting third parties’ trading in Company Securities.
4.	Definitions
A.	“Compliance Officer.” The Company’s General Counsel, or designated outside SEC counsel, or in absence of availability of legal counsel, the Company’s Chief Financial Officer is the Company’s Compliance Officer. The Compliance Officer is responsible for:
(i)	assisting with the implementation and enforcement of this policy;

(ii)	circulating this policy to all employees and ensuring that this policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)	providing approval of any Trading Plans (as defined below); and
(iv)	providing a reporting system with an effective whistleblower protection mechanism.
B.	“Material Information” means:
(i)	information that is substantially likely to be viewed by a reasonable investor as significant in deciding whether to trade in Company Securities;
(ii)	information the public disclosure of which would be expected to significantly alter the total mix of information in the marketplace about the Company; and
(iii)	information that would reasonably be expected to have a significant effect on the market price or value of the Company Securities, or a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the Company Securities, including any decision by the Board to implement such a change, as well as any decision made to implement such a change by senior management.

It is important to note that, in the event of a dispute concerning whether particular information is material, a court will determine the materiality of the information in question after the fact, with the benefit of hindsight.  While it is not possible to define all categories of Material Information, the Company regards information about the following matters as likely to be material:

●Financial results, significant changes in financial results and/or financial condition;
●Significant changes in project parameters or development plans;
●Projections of future financial performance or production or cost estimates;
●Significant increases or decreases in the amount of outstanding securities or indebtedness;
●Dividends to be declared;
●Significant changes in business operations;
●Significant permitting or governmental approval matters;
●Significant changes in management or control;
●The execution, termination or significant amendment of any major contract;
●Significant acquisitions or dispositions of assets;
●Significant changes in the Company’s mineral reserve or resource estimates;

●Significant litigation or governmental investigation or other governmental action;
●Significant cybersecurity risks and incidents, including vulnerabilities, breaches, and other related events that could reasonably impact the Company’s operations, reputation or financial performance;
●Changes in the Company’s accountants; and
●Potential mergers, acquisitions or debt or equity offerings.

The above list is not exhaustive.  The Company’s Compliance Officer should be consulted when there is any doubt about whether information constitutes Material Information.

C.	“Material Non-Public Information” means any Material Information that has not been publicly disclosed and is not otherwise available to the general public. The Company may make public disclosure by issuing a press release, making a public filing with the United Securities and Exchange Commission or the Canadian securities regulators or through other widely disseminated means. Non-public information will be deemed to be public after two full trading days have passed following the date the information is first disclosed publicly by the Company.
5.	Buying and Selling Company Securities
A.	Insider Trading Windows

In addition to the restriction on trading when in possession of Material Non-Public Information, trading in Company Securities by the Insiders listed on Schedule I hereto (which may be updated from time to time) or as may otherwise be individually designated by the Company (the “Pre-Clearance Group”) will be prohibited generally except during certain periods (collectively, the “Trading Windows” and each, a “Trading Window”).  Trading outside of these Trading Windows could lead to inadvertent violations of securities laws or the appearance of impropriety.  Members of the Pre-Clearance Group, other than directors and officers, will be informed in writing of their need to comply with this Section 5.

The Trading Window during which the Pre-Clearance Group may trade Company Securities commences on the third (3rd) full trading day following the release of financial results of the preceding fiscal quarter or fiscal year, as the case may be, by the filing of a Quarterly Report on Form 10-Q (or the equivalent thereof if prepared in accordance with Canadian securities laws) for such immediately preceding fiscal quarter or an Annual Report on Form 10-K (or the equivalent thereof if prepared in accordance with Canadian securities laws) for such immediately preceding fiscal year and ends on the fourteenth (14th) day following the end of the fiscal quarter or fiscal year that will be the subject of the Company’s next publicly released financial statements.  Note that if the Trading Window closes on a non-trading day (i.e., a Saturday, Sunday or exchange holiday), the Trading Window will close on the completion of the next full trading day.  Even during a Trading Window, Insiders may not trade in Company Securities if they possess Material Non-Public Information.

From time to time during a Trading Window, the Company may close trading by Insiders due to developments (such as a significant event or transaction) that involve Material Non-Public Information.  In such cases, the Compliance Officer may notify particular individuals that transactions involving Company Securities are prohibited.  Insiders made aware of these prohibitions should not disclose the existence of such prohibitions to others.  Upon being notified of such prohibition, all purchase and sale orders regarding Company Securities that could have been executed while such Trading Window is open must thereafter be cancelled by such Insiders.

In light of these restrictions, if an Insider expects a need to sell Company Securities at a specific time in the future, he or she may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan, as discussed below.

Any transaction specifically approved in writing in advance by the Compliance Officer and the Chief Financial Officer of the Company is exempt from this policy.

B.	Trades Inside a Trading Window: Pre-Clearance Procedure for Certain Individuals

Members of the Pre-Clearance Group also need to comply with the pre-clearance procedure described below for all purchases, sales, transfers or trades of Company Securities.

If any member of the Pre-Clearance Group desires to trade in Company Securities during a Trading Window, pre-clearance for such transactions must be obtained from the Company’s Compliance Officer.

To obtain pre-clearance, the individual seeking to trade must deliver to the Compliance Officer a written request for approval, in substantially the form attached hereto as Form A, prior to initiating the transaction in question.  Requests may be delivered by hand or email.  If an approved transaction is not effected within five calendar days after receipt of approval, a new Form A is required.  The Compliance Officer will inform the applicant as promptly as possible if an authorization is refused under the pre-clearance procedure.

The Compliance Officer will complete a pre-clearance checklist in the form attached as Form B hereto and, if the trade is approved, will give written permission for the trade in the form attached as Form C hereto.  The written permission will expire at the end of the fifth trading day following the date of written permission or the end of the applicable Trading Window, whichever is earlier, unless the Compliance Officer grants a longer period in his or her sole discretion (which shall, in any event, not extend past the close of a Trading Window).  Accordingly, individuals should not request permission to trade unless there is an intention to execute the trade immediately.

The limitations on transactions by members of the Pre-Clearance Group set forth in this Section 5 also apply to family and household members of those persons and related entities as described in Section 1.

C.	10b5-1 Trading Plan

Insiders may trade in Company Securities pursuant to a trading plan or arrangement satisfying the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ontario Securities Commission Staff Notice 55-701 and the requirements of this policy (a “Trading Plan”).  A Trading Plan must be documented, bona fide and established at a time when the Insider does not possess Material Non-Public Information.  The Trading Plan must also specify the price, amount and date of trades or provide a formula or other mechanism to be followed or may specify trading parameters that another person has discretion to administer, but an Insider must not exercise any subsequent discretion affecting the transactions, and, if the Insider’s broker or any other person exercises discretion in implementing the trades, the Insider must not influence the broker’s actions or have any input into the exercise of discretion by the broker and the broker must not be aware of any Material Non-Public Information at the time of the trades.

The Compliance Officer must pre-approve any Trading Plan, which approval may be evidenced by the Compliance Officer’s signature on the Trading Plan or other written approval.  Transactions pursuant to a pre-approved Trading Plan may take place outside of Trading Windows.  Insiders are not required to obtain pre-clearance of Trading Plan transactions even when pre-clearance would otherwise be required by this policy.

To comply with the requirements of Rule 10b5-1, all Trading Plans adopted, amended, or modified by Insiders must observe an appropriate cooling-off period before any trades can occur under the Trading Plan.  For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the Trading Plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the Trading Plan was adopted.  For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the Trading Plan.  This required cooling-off period will apply to the entry into a new Trading Plan and any revision or modification of a Trading Plan.  The cooling-off period begins on the date of adoption, amendment, or modification of the Trading Plan to ensure that no trades occur while Material Non-Public Information may still be relevant.  Before adopting, amending, or modifying a Trading Plan, Insiders must certify in writing that:

●	they are not aware of any Material Non-Public Information about the Company; and

●	the adoption, amendment, or modification of the Trading Plan is made in good faith and not as part of a scheme to evade insider trading laws.

The Compliance Officer must review and approve this certification before the Trading Plan becomes effective.

In compliance with Rule 10b5-1, Insiders are prohibited from maintaining more than one active Trading Plan at any given time, except as permitted under Rule 10b5-1(c).

The Company reserves the right to require that additional provisions be included in a Trading Plan to ensure compliance with Rule 10b5-1 and/or Ontario Securities Commission Staff Notice 55-701.  The Company shall not impose requirements regarding specific trades or trading instructions.  The Company may make public disclosures regarding the existence or terms of a Trading Plan if the Company deems it necessary or desirable to do so.  The Company also reserves the right to require that transactions under a Trading Plan be suspended during periods when the Company believes that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable.  These suspensions might include periods during which Insiders have agreed with underwriters that they will not sell Company Securities for specified periods before and after a public offering, or periods in proximity to a public offering during which Regulation M under the United States Securities Act of 1933, as amended (the “Securities Act”), prohibits purchases by affiliates of the Company.

The Company will disclose activities under Trading Plans in its periodic filings with the U.S. Securities and Exchange Commission, such as Forms 10-Q and 10-K.

Those individuals who wish to adopt a Trading Plan are encouraged to consult with their financial, tax and legal advisors to help ensure that a Trading Plan meets their objectives.

6.	Additional Prohibited Transactions

It is the Company’s policy that Insiders may not engage in any of the following activities with respect to Company Securities at any time:

(i)	Short sales (sales of securities not owned by the seller at the time of the sale).
(ii)	Buying or selling puts (i.e., acquiring the right to sell Company Securities to someone else at a pre-established price on a later date) or calls (i.e., giving someone else the right to buy Company Securities at a pre-established price on a later date).
(iii)	Frequent trading (for example, daily or weekly) to take advantage of short-term fluctuations in prices, provided that frequent sales pursuant to a Trading Plan are permitted.

(iv)	Purchasing Company Securities with the intention of reselling them in the short term or selling Company Securities with the intention of buying them in the short term, other than the sale of Company Securities shortly after they were acquired through the exercise of stock options granted under the Company’s equity incentive plan.
(v)	Engaging in hedging activities of any kind respecting Company Securities.

In addition, because purchasing Company Securities on margin can raise potential problems under U.S. securities laws, it is strongly suggested that Insiders consult with the Compliance Officer before purchasing or selling Company Securities in margin accounts.

7.	Rule 144

The above restrictions are in addition to the legal requirements relating to Company Securities that may otherwise apply to the Company’s directors and officers and others.  In particular, Rule 144 under the Securities Act (“Rule 144”) may impose limits on sales of Company Securities by “affiliates” of the Company (a term that generally includes directors, officers, major shareholders and, in some cases, relatives of the foregoing).  Under Rule 144, affiliates of the Company who sell Company Securities may need to comply with certain limits on the amount and method of sale and may need to satisfy certain public reporting requirements.  The Compliance Officer, Chief Financial   Officer and outside legal counsel are available to offer further advice about these matters.

8.	Section 16

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act (“Section 16”).  The practical effect of these provisions is that directors and executive officers of the Company who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Non-Public Information.  Under these provisions, and so long as certain other criteria are met, in most cases neither the receipt of an option under the Company’s equity incentive plans nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16 and may be matched against a previous or subsequent purchase of shares within a six-month period of such sale.  The exercise of options by directors and executive officers of the Company, although not subject to short-swing liability, must be disclosed on a Form 4 filed within two business days after the exercise occurs, and if applicable, by filing an insider report in prescribed form with the Canadian securities regulators within five days after the exercise occurs.  Generally, all other purchases and sales of Company Securities by directors and executive officers of the Company must be disclosed on a Form 4 filed within two business days after the transaction occurs, and if applicable, by filing an insider report in prescribed form with the Canadian securities regulators within five days after the transaction occurs.  Moreover, no executive officer or director may ever make a short sale of Company Securities.

9.	Inquiries

Please direct all inquiries regarding any of the foregoing to Kelli Kast, Compliance Officer, at kkast@rareelementresources.com, or to Wayne Rich, Chief Financial Officer, at wrich@rareelementresources.com unless otherwise specified.

Receipt and Acknowledgment

Rare Element Resources Ltd. Insider Trading Policy

The undersigned has received and read a copy of the Rare Element Resources Ltd. Insider Trading Policy (the “Policy”) and understands the rules and procedures described therein and the importance of compliance therewith.  The undersigned hereby agrees to comply with the Policy.

Date:	(signature) (name)

SCHEDULE I

As of December 11, 2024

Section 16 Directors and Officers

Directors:

Gerald Grandey

Bart Brundage

Craig Bartels

Nicole Champine

Paul Hickey

Ken Mushinski

Pam Saxton

Officers:

Kelli Kast

Wayne Rich

Jaye Pickarts

FORM A

Request for Approval to Engage in Trades in Securities of the Company

To:
From:	Print Name
Signature
Date:
Time:

I hereby request approval for myself (or a member of my immediate family or household) to execute the following transaction relating to securities of the Company:

Type of Transaction (circle one):

PURCHASE

SALE

OTHER

Securities Involved in Transaction:
Number of shares:
Number of registered shares represented by option:
Other (please explain):

Beneficial Ownership (if not applicable, please write “N/A”):
Name of beneficial owner if other than yourself:
Relationship of beneficial owner to yourself:

FORM B

Insider Trading Compliance Program

Compliance Officer’s Pre-Clearance Checklist

Individual Proposing to Trade:_________________________
Proposed Trade:_________________________
Date:_________________________

Trading Window.  Confirm that the trade will be made during a “Trading Window.”

Section 16 Compliance.  Confirm, if the individual is an officer or director subject to Section 16 of the United States Securities Exchange Act of 1934, as amended, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.  Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade.

Prohibited Trades.  Confirm that the proposed transaction is not a short sale, put, call or other prohibited transaction.

Rule 144 Compliance.  To the extent applicable, confirm that:

◻	Current public information requirement has been met.
◻	Shares are not restricted or, if restricted, the holding period has been met.
◻	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group).
◻	The manner of sale requirements have been met.
◻	The Notice on Form 144 has been completed and filed.

Rule 10b-5 Concerns.  Confirm that:

◻	The individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public.
◻

The Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer that might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

_______________________________________
Signature of Compliance Officer

FORM C

Permission to Trade

Based upon the information provided,_________________ is hereby permitted to buy/sell [circle one] _______ common shares of Rare Element Resources Ltd.

Include the following if sales to be made pursuant to Rule 144: The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.

The permission to sell will expire on the close of trading on ___________, 202_.

Very truly yours,

Signature of Compliance Officer